Exhibit 99.1

Company Contact:	Porter, LeVay & Rose, Inc.
Donald R. Peck, CFO	Cheryl Schneider, VP – Investor
617-638-2000	Relations Jeff Myhre, VP – Editorial
212-564-4700

FOR IMMEDIATE RELEASE

FIRST MARBLEHEAD REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS

— Company Increases Guidance For Fiscal 2005; Extends TERI Contract through 2011—

BOSTON, MA, October 28, 2004 – First Marblehead Corporation (NYSE: FMD), a market leader in the processing and securitization of private, non-governmental, education lending, today announced its financial results for its fiscal quarter ended September 30, 2004.

The Company reported earlier this month that loan facilitations volume for the first quarter of fiscal 2005 totaled $1.03 billion, an increase of 66% over the comparable period last year.  First Marblehead’s first quarter volume of loans available for securitization was approximately $868 million, an increase of 82% over the first quarter of fiscal 2004.

The Company also reported earlier that The National Collegiate Student Loan Trust 2004-2 expected to close a transaction to raise $1.12 billion to acquire private student loans with a principal and accrued interest balance of approximately $815 million.  That transaction closed today, and was the largest securitization of private student loans the Company has facilitated to date.  Revenues from this transaction will be included in the Company’s second quarter results.

Total service revenue for the first quarter of fiscal 2005 was $22.4 million, compared with $9.5 million in the first quarter of fiscal 2004.  The Company’s net loss for the first quarter of fiscal 2005 was $5.4 million, or $0.08 per diluted share, compared with a net loss of $3.1 million, or $0.06 per diluted share during the same period last year.

Consistent with the Company’s past practice, the Company did not conduct a securitization transaction during the first quarters of either fiscal 2005 or fiscal 2004.  Therefore, the Company did not generate any up-front structural advisory fees, additional advisory fees or residual fee revenues from new securitization transactions during either period.  In addition to the second quarter securitization transaction closed today, the Company currently expects to facilitate securitization transactions during the third and fourth quarters of fiscal 2005.

-more-

Daniel Meyers, First Marblehead’s Chairman and CEO, commented, “Historically, our first fiscal quarter has been our strongest quarter for facilitation volume, and this year was certainly no exception.  First Marblehead facilitated roughly the same volume of loans in the first quarter of fiscal 2005 as in the entire fiscal year 2003.  Our record facilitation volumes highlight the fact that the market for private student loans continues to grow at a robust rate.  Our product offerings uniquely position us to enable our banks and marketing partners to satisfy the growing demand for private capital for education.”

Looking forward to the remainder of fiscal 2005, Meyers added, “We believe that market conditions should continue to drive the private student loan market upward.  Recently released statistics from the College Board show strong growth in the market for private student loans during fiscal 2004.  According to the College Board, the overall market for private student loans grew at a 46% rate during fiscal 2004; First Marblehead’s facilitation volume grew 73% during the same period.  Assuming these market trends continue, and following our strong first quarter facilitation volume and success today in closing our largest securitization to date, we are in a position to increase our guidance for fiscal 2005.  We expect our loan facilitation volume to increase by approximately 50% compared to fiscal 2004, and the volume of loans available for later securitization to increase by approximately 60%.  We expect our revenues to increase by approximately 90% over fiscal 2004 levels and net income to increase by approximately 100%.”

First Marblehead also announced today that it has exercised its option to extend its Master Guaranty Agreement with The Education Resource Institute, Inc. (TERI) through 2011.  Meyers stated, “TERI has been a great strategic partner for First Marblehead since we entered into our relationship back in 2001, and TERI’s balance sheet continues to grow stronger with the increased volume of loans it has guaranteed through our agreement.”

First Marblehead Corporation will host a conference call today, Thursday, October 28, at 5:00 p.m. (Eastern), which will be simultaneously broadcast live over the Internet.  Daniel Meyers, Chairman and Chief Executive Officer, and Donald Peck, Executive Vice President and Chief Financial Officer, will host the call.  To access the webcast, please log on to: www.firstmarblehead.com.

A replay will be available on First Marblehead’s website for 14 days.  A telephone replay will also be available for 14 days by dialing 888-286-8010 from the U.S., or 617-801-6888 for international callers, and entering the pass code 72471099.

About First Marblehead Corporation

First Marblehead provides outsourcing services for private, non-governmental, education lending in the United States.  The Company helps meet the growing demand for private education loans by providing national and regional financial institutions and educational institutions, as well as businesses and other enterprises, with an integrated suite of design, implementation and securitization services for student loan programs tailored to meet the needs of their respective customers, students, employees and members.

This is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements contained herein, including statements related to our outlook for the private student loan market in general and for our facilitation volume, revenue, net income and performance for fiscal year 2005 and beyond, are based upon the Company’s historical performance and on current plans, estimates and expectations.  The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved.  These forward-looking statements represent First Marblehead’s expectations as of October 28, 2004. Subsequent events may cause our expectations to change, and we disclaim any obligation to update the forward-looking statements in the future. You are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory and competitive and other factors that may cause First Marblehead’s performance or achievements to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause First Marblehead’s actual results to differ from its expectations include the factors set forth under the caption “Factors That May Affect Future Results” in First Marblehead’s annual report on Form 10-K filed with the Securities and Exchange Commission on September 15, 2004.  These risks could cause actual results of the industry or our actual results for fiscal year 2005 and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company.

-financial tables to follow-

First Marblehead Corporation and Subsidiaries

Condensed Consolidated Statements of Income/Loss

For the Three Months Ended September 30, 2004 and 2003

(Unaudited)

	Three months ended September 30,
(In thousands, except per share data)	2004	2003

Service revenue:
Structural advisory fees	$619	$(278)

Residuals	3,460	1,594

Administrative and other fees	968	313

Processing fees from TERI	17,357	7,840

Total service revenue	22,404	9,469

Operating expenses:
Compensation and benefits	14,880	8,872

General and administrative expenses	16,959	6,339

Total operating expenses	31,839	15,211

Loss from operations	(9,435)	(5,742)

Other (income) expense, net	(363)	99

Loss before income tax benefit	(9,072)	(5,841)

Income tax (benefit)	(3,720)	(2,764)

Net loss	$(5,352)	$(3,077)

Loss per share, basic	$(0.08)	$(0.06)

Loss per share, diluted	$(0.08)	(0.06)

Weighted average shares outstanding, basic	64,321	53,326

Weighted average shares outstanding, diluted	64,321	53,326

-more-

First Marblehead Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

As of September 30, 2004 and June 30, 2004

(Unaudited)

(In thousands)	September 30, 2004	June 30, 2004

Assets
Total cash and cash equivalents	$146,079	$168,712
Service receivables:
Structural advisory fees	24,703	34,334
Residuals	111,955	108,495
Processing fees from TERI	6,427	6,052
	143,085	148,881
Other receivables	2,033	438

Property and equipment, net	11,191	10,831

Goodwill	3,176	3,176
Intangible assets, net	3,058	3,180
Prepaid and other current assets	27,343	23,030
Other assets	1,808	1,808
Total assets	$337,773	$360,056

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$14,431	$26,285
Net deferred tax liability	41,556	40,138
Notes payable	7,595	15,183
Other liabilities	323	314
Total liabilities	63,905	81,920

Stockholders’ equity:
Total stockholders’ equity	273,868	278,136
Total liabilities and stockholders’ equity	$337,773	$360,056

Appendix (A)

First Marblehead Corporation

Loan Facilitation Metrics

	Q1 FY 2004	Q1 FY2003	% Increase
Loan Facilitation Volume	$1.03 billion	$621 million	66%

Volume of Loans Available for Securitization	$868 million	$477 million	82%

#####